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                                                                    Exhibit 4.6

                              MAXXIM MEDICAL, INC.

                           98,473 Units consisting of
  $98,473,000 Aggregate Principal Amount at Maturity (Exclusive of PIK Notes)
                       of Senior Discount Notes due 2010
                            of Maxxim Medical, Inc.
                                      and
  144,132 Warrants to Purchase an aggregate of 144,132 shares of common stock of Maxxim Medical, Inc.


                               PURCHASE AGREEMENT


                                                              November 12, 1999


GS Mezzanine Partners, L.P.
GS Mezzanine Partners Offshore, L.P.
85 Broad Street
New York, New York 10004

Ladies and Gentlemen:

        Maxxim Medical, Inc., a Texas corporation ("Holdings") and the parent of Maxxim Medical Group, Inc., a Delaware corporation (the "Company"), proposes to issue and sell 98,473 units (the "Units"), each Unit consisting of $1,000 in principal amount at maturity of Holdings' Senior Discount Notes due 2010 (such Notes, inclusive of any PIK Notes as defined in the Indenture referred to below, the "Holdings Notes") and 1.46367 warrants (a "Warrant") to purchase, per whole Warrant, one share of common stock of Holdings, par value $0.001 per share ("Holdings Common Stock"), at an exercise price of $0.01 per share. The Holdings Notes will be issued pursuant to an Indenture to be dated as of November 12, 1999 (the "Indenture"), between Holdings and Wilmington Trust Company, as trustee (the "Trustee"). The Warrants will be issued pursuant to a Warrant Agreement, dated as of November 12, 1999 (the "Warrant Agreement"), between Holdings and the Purchasers (as defined herein). Holdings hereby confirms its agreement with GS Mezzanine Partners, L.P. and GS Mezzanine Partners Offshore, L.P. (collectively, the "Purchasers") concerning the purchase of the Units from Holdings by the Purchasers.

        The Units will be offered and sold to the Purchasers without being registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon an exemption




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therefrom. Holdings has prepared a private placement memorandum dated November
12, 1999 (the "Private Placement Memorandum") setting forth information concerning the Company but which was not prepared for the purpose of offering and selling the Units pursuant hereto. Copies of the Private Placement Memorandum have been delivered to the Purchasers. Any references herein to the Private Placement Memorandum shall be deemed to include all amendments and supplements thereto, unless otherwise noted. Holdings hereby confirms that it has authorized the Purchasers to rely upon the information contained in the Private Placement Memorandum in connection with the sale of the Units to the Purchasers in accordance with Section 2 (it being acknowledged that the Private Placement Memorandum does not contain a full description of the Holdings Notes and the Warrants, was not prepared for the purpose of offering and selling the Units pursuant hereto and may not address specific risks associated with the purchase and ownership thereof).

        Holders of the Units (including the Purchasers and their direct and indirect transferees) will be entitled to the benefits of an Exchange and Registration Rights Agreement, substantially in the form attached hereto as Exhibit A (the "Registration Rights Agreement"), pursuant to which Holdings will, at the request of the holders holding not less than 25% in aggregate principal amount at maturity of the Holdings Notes at any time after the third anniversary of the Closing Date, agree to file with the Securities and Exchange Commission (the "Commission") (a) a registration statement under the Securities Act (the "Exchange Offer Registration Statement") registering an issue of senior discount notes (the "Exchange Notes") which are identical in all material respects to the Holdings Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) and (b) under certain circumstances, shelf registration statements pursuant to Rule 415 under the Securities Act ("Shelf Registration Statements").

        Pursuant to or in connection with the Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 13, 1999, as amended, between Holdings and Fox Paine Medic Acquisition Corporation ("Fox Paine Maxxim"), a Texas corporation newly formed by Fox Paine Capital Fund, L.P. (the "Fox Paine Fund"), as part of the proposed recapitalization (the "Recapitalization") of Holdings, Fox Paine Maxxim will merge (the "Merger") with and into Holdings, with Holdings as the surviving corporation in the Merger. Prior to or simultaneously with the Merger, (a) the Fox Paine Fund and other affiliated investment funds (collectively, the "Fox Paine Investors"), together with certain other minority investors (together with the Fox Paine Investors, the "Investors"), will purchase or will have purchased all the common stock of Fox Paine Maxxim, with such common stock converting into Holdings' common stock in the Merger (the "Investor Equity Contribution"), (b) Maxxim Medical, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings ("Maxxim Delaware"), will sell to Circon Holdings Corporation (formerly Fox Paine Citron Acquisition Corporation), a newly formed Delaware corporation ("Fox Paine Circon") to be owned by the Investors and the Continuing Shareholders (as defined herein), all the capital stock of Circon Corporation ("Circon"), its wholly owned subsidiary (the "Circon Sale"), and (c) Holdings will contribute all its assets and liabilities (other than those assets and liabilities related to Holdings' existing credit facilities) to the Company (the "Asset Dropdown"). As part of the Recapitalization, (a) each outstanding share of common stock of Holdings (other than certain shares held by a group of 10 current shareholders of




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Holdings (the "Continuing Shareholders")) will be converted into the right to receive $26.00 in cash (the "Merger Consideration"), and (b) certain options to purchase the common stock of Holdings will be canceled in return for a cash payment for each share subject to such options equal to the excess of $26.00 over the exercise price of such options (the "Option Consideration"). The Recapitalization and related transactions will be funded from the following sources: (a) an aggregate of up to $262.0 million of borrowings under new senior secured credit facilities of the Company (the "New Credit Facilities");
(b) at least $110 million from the issuance and sale by the Company and Holdings of units (the "Opco Units"), each Opco Unit consisting of $1,000 in principal amount at maturity of the Company's Senior Subordinated Discount Notes due 2009 (the "Opco Notes") and one warrant (an "Opco Note Warrant") to purchase .8226 shares of Holdings Common Stock; (c) approximately $50.0 million from the issuance by Holdings of the Units; (d) $228.0 million in cash proceeds from the Circon Sale (including the repayment of any intercompany indebtedness owed by Circon to Maxxim Delaware immediately prior to the Circon Sale); (e) $131.8 million in cash from the Investor Equity Contribution; and (f) $4.4 million in cash from the sale of new shares of Holdings Common Stock to the Continuing Shareholders financed from a portion of the Option Consideration they receive. The Opco Notes will be issued pursuant to an Indenture to be dated as of November 12, 1999 (the "Opco Indenture"), among the Company, the Guarantors (as defined in the Opco Indenture and referred to herein as the "Opco Guarantors") and The Bank of New York, as trustee (the "Opco Trustee"). The Opco Units will be issued by Holdings and the Company pursuant to a Purchase Agreement, dated as of November 12, 1999 (the "Opco Purchase Agreement"), among Holdings, the Company and the purchasers named therein (the "Opco Purchasers"). The Opco Notes will be initially guaranteed on an unsecured senior subordinated basis by Holdings and each U.S. subsidiary of the Company listed on the signature pages of the Opco Purchase Agreement. The Opco Note Warrants will be issued pursuant to a Warrant Agreement (the "Opco Note Warrant Agreement"), dated as of November 12, 1999, among Holdings and the Opco Purchasers. Holders of the Opco Units will be entitled to the benefits of an Exchange and Registration Rights Agreement in the form attached as Annex A to the Opco Purchase Agreement (the "Opco Registration Rights Agreement"). As part of the Recapitalization, (a) Holdings and its subsidiaries will repay all their existing debt, other than any Existing Notes (as defined) not purchased in the Debt Tender Offer (as defined) and $8.7 million in capital leases, industrial revenue bonds and other long-term obligations, by (i) repaying all amounts outstanding under the Third Amended and Restated Credit Agreement, dated January 4, 1999, among Holdings, Nationsbank, N.A., as agent, The Bank of Nova Scotia and First Union Bank, as managing agents, and certain other banks named therein and (ii) consummating a debt tender offer (the "Debt Tender Offer") to acquire up to $100.0 million in principal amount of Holding's outstanding 10 1/2% Senior Subordinated Notes due 2006 (the "Existing Notes"), with any Existing Notes not tendered and purchased in the Debt Tender Offer becoming direct obligations of the Company, and (b) the Company, Holdings, Fox Paine Circon and Circon will enter into a services agreement (the "Services Agreement"), pursuant to which Holdings and the Company will provide Circon and Fox Paine Circon certain services. All the above described transactions, together with any related transactions, are collectively referred to herein as the "Transactions."





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        Capitalized terms used but not defined herein shall have the meanings given to such terms in the Private Placement Memorandum. References to subsidiaries of Holdings and/or the Company give effect to the Circon Sale.

        1. Representations, Warranties and Agreements of Holdings. Holdings represents and warrants to, and agrees with, the Purchasers on and as of the date hereof that:

           (a) The Private Placement Memorandum does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that (i) Holdings makes no representation or warranty as to information contained in or omitted from the Private Placement Memorandum in reliance upon and in conformity with written information relating to the Purchasers furnished to the Company by on or behalf of any Purchaser specifically for use therein (the "Purchasers' Information") and (ii) the Purchasers agree and acknowledge that the Private Placement Memorandum does not fully describe the Holdings Notes or the Warrants, was not prepared for the purpose of offering and selling the Units pursuant hereto and may not address specific risks associated with the purchase and ownership thereof.

           (b) Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 2 and their compliance with the agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Units to the Purchasers in the manner contemplated by this Agreement, to register the Units, the Holdings Notes or the Warrants under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

           (c) Holdings and each of its subsidiaries have been duly incorporated and are validly existing as corporations in good standing under the laws of their respective jurisdictions of incorporation, are duly qualified to do business and are in good standing as foreign corporations in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to so qualify or have such power or authority could not, singularly or in the aggregate, be reasonably expected to be materially adverse to the condition (financial or otherwise), results of operations, business, assets or liabilities of Holdings and its subsidiaries, taken as a whole (a "Material Adverse Effect"). The Company is the only direct subsidiary of Holdings.
Schedule 2 hereto sets forth a list of all direct and indirect subsidiaries of the Company.

           (d) As of the Closing Date, immediately after giving effect to the Transactions, (i) the authorized capital stock of Holdings consists of 40,000,000 shares of Holdings Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock") (ii) 5,770,704 shares of Holdings Common Stock and no shares of Preferred Stock have been issued and are outstanding, (iii) 144,132 Warrants have been issued and are outstanding and 144,132 shares of Holdings Common Stock has been reserved for issuance upon




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exercise of the Warrants, (iv) 144,552 Opco Note Warrants have been issued and outstanding and 118,908 shares of Holdings Common Stock have been reserved for issuance upon exercise of the Opco Note Warrants, (v) 1,172,875 shares of Holdings Common Stock have been reserved for issuance upon exercise of options issued to management of Holdings under Holdings' 1999 Stock Incentive Plan, and
(vi) no shares of Holdings' capital stock is held by Holdings or its subsidiaries in its treasury. Schedule 3 hereto sets forth a complete and accurate description in all material respects of the ownership of the outstanding capital stock of Holdings on a primary and fully-diluted basis. All the outstanding shares of capital stock of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly by Holdings, and the capital stock of the Company conforms in all material respects to the description thereof contained in the Certificate of Incorporation of the Company. All the outstanding shares of capital stock of Holdings have been duly and validly authorized and issued, are fully paid and non-assessable and the capital stock of Holdings conforms in all material respects to the description thereof contained in the Articles of Incorporation of Holdings. When the Units are delivered and paid for pursuant to this Agreement on the Closing Date, the Warrants will be exercisable for shares of Holdings Common Stock ("Underlying Shares") in accordance with their terms and the Underlying Shares initially issuable upon exercise of such Warrants have been duly and validly authorized and reserved for issuance upon such exercise and, when issued and paid for in accordance with the terms of the Warrant Agreement and the Warrants, will be validly issued, fully paid and non-assessable. As of the Closing Date, all the outstanding capital stock of the Company and each of its subsidiaries which are Opco Guarantors has been duly and validly authorized and issued, is fully paid and non-assessable and is owned directly or indirectly by Holdings and (other than the capital stock of the Company) by the Company. As of the Closing Date, after giving effect to the Asset Dropdown, Holdings engages in no business other than holding the outstanding shares of capital stock of the Company. As of the Closing Date, all the outstanding shares of capital stock of the Company and its subsidiaries will be free and clear of any lien, charge, encumbrance, security interest or restriction upon voting or transfer, except for the pledge of such capital stock as security for the obligations under the credit agreement (the "Credit Agreement"), to be dated as of the Closing Date, among Holdings, the Company, The Chase Manhattan Bank, as Administrative Agent and Collateral Agent, Bankers Trust Company and Merrill Lynch Capital Corporation, as Co-Syndication Agents, Canadian Imperial Bank of Commerce and Credit Suisse First Boston Corporation, as Co-Documentation Agents, and the lenders party thereto, relating to the New Credit Facilities. Except as set forth in the Stockholders Agreement, dated as of November 12, 1999 (the "Stockholders' Agreement"), among Holdings and the investors listed on the signature pages thereof, (i) there are no outstanding obligations of Holdings to repurchase, redeem or otherwise acquire any shares of Holdings Common Stock, (ii) there are no voting trusts or other agreements or understandings to which Holdings and the Company or any of its subsidiaries is a party with respect to the holding, voting or disposing of Holdings Common Stock (other than certain management loan arrangements), and (iii) Holdings has no outstanding bonds, debentures, notes or other obligations or other securities (other than the Holdings Common Stock, the Warrants, the Opco Note Warrants and management stock options) that entitle the holders thereof to vote with the stockholders of Holdings on any matter or which are convertible into or exercisable for securities having such a right to vote.




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           (e) Holdings has full right, power and authority to execute and deliver the Merger Agreement and has full right, power and authority to perform its obligations thereunder; and all corporate action required to be taken by Holdings for the due and proper authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby by Holdings were validly taken.

           (f) Each of Holdings, the Company and the Opco Guarantors, as applicable, has the full right, power and authority to execute and deliver this Agreement, the Indenture, the Registration Rights Agreement, the Holdings Notes, the Warrants, the Warrant Agreement, the Credit Agreement, and the Security Documents and the Guarantee Agreements (each, as defined in the Credit Agreement and, collectively with the Credit Agreement, the "New Credit Facilities Documents"), the Services Agreement, the Stockholders' Agreement, the Stock Subscription Agreement, dated November 12, 1999 (the "Stock Subscription Agreement") among Fox Paine Medic Acquisition Corporation, Holdings and the investors named therein, the Stock Subscription Agreement dated November 12, 1999 (the "Management Stock Subscription Agreement"), between Holdings and the individual investors named therein, the supplemental indenture, dated as of October 18, 1999, relating to the Existing Notes (the "Supplemental Indenture"), the Opco Indenture, the Opco Notes, the Opco Purchase Agreement, the Opco Registration Rights Agreement, the Opco Note Warrant Agreement, and the Stock Purchase Agreement, dated as of November 12, 1999 (the "Circon Purchase Agreement"), between Maxxim Delaware and Fox Paine Circon (collectively, the "Transaction Documents") to which such entity is, or will be as of the Closing Date, a party and to perform their respective obligations hereunder and thereunder; and all corporate action required to be taken for the due and proper authorization, execution and delivery of each of the Transaction Documents by such entities and the consummation of the transactions contemplated thereby by such entities has been duly and validly taken.

           (g) This Agreement has been duly authorized, executed and delivered by Holdings and constitutes a valid and legally binding agreement of Holdings.

           (h) The Indenture has been duly authorized by Holdings, and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of Holdings enforceable against Holdings in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally and by general equitable principles (whether considered in a proceeding in equity or at law). On the Closing Date, the Indenture will conform in all material respects to the requirements of the Trust Indenture Act and the rules and regulations of the Commission applicable to an indenture which is qualified thereunder.

           (i) The Holdings Notes have been duly authorized by Holdings and, when duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of Holdings as issuer, entitled to the benefits of the Indenture and enforceable against Holdings, as issuer, in accordance with their terms, except as may be limited




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by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

           (j) The Warrants have been duly authorized by Holdings and, when duly executed, authenticated, issued and delivered as provided in the Warrant Agreement and paid for as provided herein and therein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of Holdings, entitled to the benefits of the Warrant Agreement and enforceable against Holdings in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally and by general equitable principles (whether considered in a proceeding in equity or at law) and except to the extent that the indemnification or contribution provisions contained therein may be unenforceable.

           (k) The Registration Rights Agreement has been duly authorized by Holdings and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of Holdings enforceable against Holdings in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally and by general equitable principles (whether considered in a proceeding in equity or at law) and except to the extent that the indemnification or contribution provisions contained therein may be unenforceable.

           (l) The Merger Agreement has been duly authorized, executed and delivered by Holdings and constitutes a valid and legally binding agreement of Holdings, enforceable against Holdings in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally and by general equitable principles (whether considered in a proceeding in equity or at law). No holder of Holdings Common Stock has, prior to the Merger, perfected such Holder's appraisal rights in connection with the Merger.

           (m) Each New Credit Facilities Document to which Holdings, the Company and each Opco Guarantor, is to be a party has been duly authorized by Holdings, the Company and each Opco Guarantor, as applicable, and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of Holdings, the Company and each Opco Guarantor, as applicable, enforceable against Holdings, the Company and each Opco Guarantor, as applicable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

           (n) The Services Agreement has been duly authorized by Holdings and the Company and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of Holdings and the Company enforceable against each of Holdings and the Company in accordance with its terms,




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except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

           (o) The Stockholders' Agreement has been duly authorized by Holdings, and when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of Holdings enforceable against Holdings in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

           (p) The Warrant Agreement has been duly authorized by Holdings, and when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of Holdings enforceable against Holdings in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

           (q) Each other Transaction Document to which Holdings, the Company or an Opco Guarantor is, or will be, as of the Closing Date, a party has been duly authorized by Holdings, the Company or such Opco Guarantor, as applicable, and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of Holdings, the Company or such Opco Guarantor, as applicable, enforceable against Holdings, the Company or such Opco Guarantor, as applicable, in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

           (r) Each Transaction Document conforms in all material respects to the description thereof contained in the Private Placement Memorandum to the extent described therein.

           (s) The execution, delivery and performance by Holdings, the Company and each Opco Guarantor of the Transaction Documents to which each is a party, the issuance, authentication, sale and delivery of the Units (including the Holdings Notes and the Warrants) and compliance by Holdings with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or, except as created pursuant to the New Credit Facilities Documents or the Stockholders' Agreement, result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of Holdings or any of its subsidiaries pursuant to any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Holdings or any of its subsidiaries is a




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party or by which Holdings or any of its subsidiaries is bound or to which any of the property or assets of Holdings or any of its subsidiaries is subject, nor will such actions result in any violation of the provisions of the charter or by-laws of Holdings or any of its subsidiaries or any statute or any judgment, order, decree, or rule or regulation of any court or arbitrator or governmental agency or body having jurisdiction over Holdings or any of its subsidiaries or any of their properties or assets, except for any such conflicts, breaches, violations, defaults, liens, charges and encumbrances which, singularly or in the aggregate would not have a Material Adverse Effect; and no consent, approval, authorization or order of, or filing or registration with, any such court or arbitrator or governmental agency or body under any such statute, judgment, order, decree, rule or regulation is required for the execution, delivery and performance by Holdings and each of its subsidiaries of each of the Transaction Documents to which each is a party, the issuance, authentication, sale and delivery of the Units and compliance by Holdings and its subsidiaries with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents, except for such consents, approvals, authorizations, filings, orders, registrations or qualifications (i) which shall have been obtained or made on or prior to the Closing Date, (ii) as may be required to be obtained or made under the Securities Act and applicable state securities laws as provided in the Registration Rights Agreement or the Opco Registration Rights Agreement or the Stockholders' Agreement, (iii) the failure of which to obtain would not, singularly or in the aggregate, have Material Adverse Effect or materially restrain, prevent or impose material burdensome conditions on any of the transactions contemplated by the Transaction Documents.

           (t) KPMG LLP are independent certified public accountants with respect to Holdings and its subsidiaries within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants (the "AICPA") and the interpretations and rulings thereunder. The historical financial statements (including the related notes) contained in the Private Placement Memorandum comply in all material respects with the requirements applicable to a registration statement on Form S-1 under the Securities Act (except that certain supporting schedules are omitted); such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and fairly present in all material respects the financial position of the entities purported to be covered thereby at the respective dates indicated and the results of their operations and their cash flows for the respective periods indicated; and the historical financial information contained in the Private Placement Memorandum under the headings "Summary--Summary Historical and Pro Forma Financial Information," "Capitalization," "Unaudited Pro Forma Financial Information of the Company," "Selected Historical Consolidated Financial Information of Holdings," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management -- Compensation of Executive Officers" are derived from the accounting records of Holdings, and its subsidiaries and fairly present in all material respects the information purported to be shown thereby. The pro forma financial information contained in the Private Placement Memorandum has been prepared on a basis consistent with the historical financial statements contained in the Private Placement Memorandum (except for the pro forma adjustments specified therein), includes all material adjustments to the historical financial information required by Rule 11-02 of Regulation S-X promulgated by the Commission to reflect the transactions described in the Private Placement Memorandum, gives effect to




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assumptions made on a reasonable basis and fairly presents in all material respects the historical and proposed transactions contemplated by the Private Placement Memorandum and the Transaction Documents; provided that no representation is made with respect to the compliance of the calculation of "EBITBA" with the requirements of Rule 11-02 of Regulation S-X under the Exchange Act. The other historical financial and statistical information and data included in the Private Placement Memorandum are, in all material respects, fairly presented.

           (u) Except as disclosed in the Private Placement Memorandum, there are no legal or governmental proceedings pending to which Holdings or any of its subsidiaries is a party or of which any property or assets of Holdings or any of its subsidiaries is the subject which, (i) singularly or in the aggregate, if determined adversely to Holdings or any of its subsidiaries, could reasonably be expected to have a Material Adverse Effect or (ii) question the validity or enforceability of any of the Transaction Documents or any action taken or to be taken pursuant thereto; and to the best knowledge of Holdings, the Company and the Opco Guarantors, no such proceedings are threatened or contemplated by governmental authorities or by others.

           (v) No action has been taken and no statute, rule, regulation or order has been enacted, adopted or issued by any governmental agency or body which prevents the issuance of the Units or suspends the sale of the Units in any jurisdiction; no injunction, restraining order or order of any nature by any federal or state court of competent jurisdiction has been issued with respect to Holdings or any of its subsidiaries which would prevent or suspend the issuance or sale of the Units; except as disclosed in the Private Placement Memorandum, no action, suit or proceeding is pending against or, to the best knowledge of Holdings, the Company and the Opco Guarantors, threatened against or affecting Holdings or any of its subsidiaries before any court or arbitrator or any governmental agency, body or official, domestic or foreign, which could reasonably be expected to interfere with or adversely affect the issuance of the Units or in any manner draw into question the validity or enforceability of any of the Transaction Documents or any action taken or to be taken pursuant thereto.

           (w) Neither Holdings nor any of its subsidiaries is (i) in violation of its charter or by-laws, (ii) in default in any respect, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject other than any such default as would not, singularly or in the aggregate, have a Material Adverse Effect or (iii) in violation in any respect of any law, ordinance, governmental rule, regulation or court decree to which it or its property or assets are subject, other than any such violation as could not, singularly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

           (x) Holdings and each of its subsidiaries possess all licenses, certificates, authorizations and permits issued by, and have made all declarations and filings with, the appropriate federal, state or foreign regulatory agencies or bodies which are necessary or, in the reasonable judgment of Holdings and the Company, desirable for the ownership of their respective properties or the conduct of their respective businesses as described in the Private

Placement Memorandum, except where the failure to possess or make the same would not, singularly or in the aggregate, have a Material Adverse Effect, and, neither Holdings nor any of its subsidiaries has received notification of any revocation or modification of any such license, certificate, authorization or permit or has any reason to believe that any such license, certificate, authorization or permit will not be renewed in the ordinary course of its business which revocation, modification or nonrenewal would, singularly or in the aggregate, have a Material Adverse Effect.

           (y) Holdings and each of its subsidiaries have filed all federal, state, local and foreign Tax returns required to be filed through the date hereof and have paid all Taxes required to be paid (other than those Taxes being contested in good faith for which adequate reserves have been provided in accordance with generally accepted accounting principles, and other than any such failure that could not reasonably be expected to have, singularly or in the aggregate with any such other failures, a Material Adverse Effect). No audits or examinations with respect to Holdings or any of its subsidiaries are ongoing or, to the knowledge of Holdings, have been threatened or proposed by the IRS or any state, local or foreign Tax authority which could reasonably be expected to, singularly or in the aggregate, have a Material Adverse Effect. No deficiencies for any Tax have been asserted or assessed or, to Holdings' knowledge, threatened or proposed against Holdings or any of its subsidiaries which have not been satisfied, and which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

           "Tax" means all federal state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications services, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect to such penalties and additions, and includes any liability for Taxes of another person by contract, as transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous state, local or foreign law provision, or otherwise.

           (z) Neither Holdings nor any of its subsidiaries is (i) an "investment company" or a company "controlled by" an investment company within the meaning of the Investment Company Act of 1940, as amended (the "Investment Company Act"), and the rules and regulations of the Commission thereunder or
(ii) a "holding company" or a "subsidiary company" of a holding company or an "affiliate" thereof within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          (aa) Except as would not, singularly or in the aggregate, have a Material Adverse Effect, Holdings and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

           (bb) Except as would not, singularly or in the aggregate, have a Material Adverse Effect, Holdings and each of its subsidiaries have insurance covering their respective properties, operations, personnel and businesses, which insurance is in amounts and insures against such losses and risks as are, in the reasonable judgment of Holdings and the Company, adequate to protect Holdings and its subsidiaries and their respective businesses. Neither Holdings nor any of its subsidiaries has received notice from any insurer or agent of such insurer that material capital improvements or other material expenditures are required or necessary to be made in order to continue such insurance.

           (cc) Holdings and each of its subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses; and the conduct of their respective businesses will not conflict in any respect with, and Holdings and its subsidiaries have not received any notice of any claim of conflict with, any such rights of others which conflict, singularly or in the aggregate with any other such conflicts, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to result in a Material Adverse Effect.

           (dd) Holdings and each of its subsidiaries have good and marketable title in fee simple to, or have valid rights to lease or otherwise use, all items of real and personal property which are material to the business of Holdings and its subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except such as (i) do not materially interfere with the use made and proposed to be made of such property by Holdings and its subsidiaries, (ii) could not reasonably be expected to have, singularly or in the aggregate with all other liens, encumbrances, claims and defects and imperfections of title, a Material Adverse Effect, (iii) arise under the New Credit Facilities Documents or (iv) are permitted under the Indenture.

           (ee) No labor disturbance by or dispute with the employees of Holdings or any of its subsidiaries exists or, to the best knowledge of Holdings, is contemplated or threatened, which disturbance or dispute would singularly or in the aggregate have a Material Adverse Effect.

           (ff) No "prohibited transaction" (as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder ("ERISA"), or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time (the "Code")) or, except as set forth in Schedule 3.11(d) of the Merger Agreement and the related schedule, "accumulated funding deficiency" (as defined in Section 302 of ERISA) or any of the events set forth in Section 4043(b) of ERISA (other than events with respect to which the 30-day notice requirement under Section 4043 of ERISA has been waived) has occurred with respect to any employee benefit plan of Holdings or any of its subsidiaries which could reasonably be expected to have a Material Adverse Effect; each such employee benefit plan is in compliance in all material respects with applicable law, including ERISA and the Code; Holdings and each of its subsidiaries have not incurred and do not expect to incur liability under Title IV of ERISA with respect to the termination of, or withdrawal from, any pension plan for which Holdings or any of its subsidiaries would have any liability; and each such pension plan that is intended to be qualified under
Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which could reasonably be expected to cause the loss of such qualification.

           (gg) There has been no storage, generation, transportation, handling, treatment, disposal, discharge, emission or other release of any kind of toxic or other wastes or other hazardous substances by, due to or caused by Holdings or any of its subsidiaries (or, to the best knowledge of Holdings, the Company or any of the Opco Guarantors, any other entity (including any predecessor) for whose acts or omissions Holdings or any of its subsidiaries is or could reasonably be expected to be liable) upon any of the property now or previously owned or leased by Holdings or any of its subsidiaries, or upon any other property, in violation of any statute or any ordinance, rule, regulation, order, judgment, decree or permit or which would, under any statute or any ordinance, rule (including rule of common law), regulation, order, judgment, decree or permit, give rise to any liability, except for any violation or liability that could not reasonably be expected to have, singularly or in the aggregate with all such violations and liabilities, a Material Adverse Effect; and there has been no disposal, discharge, emission or other release of any kind onto such property of any toxic or other wastes or other hazardous substances with respect to which Holdings, the Company or any of the Opco Guarantors, has knowledge, except for any such disposal, discharge, emission or other release of any kind which could not reasonably be expected to have, singularly or in the aggregate with all such discharges and other releases, a Material Adverse Effect.

           (hh) Neither Holdings nor any of its subsidiaries or, to the best knowledge of Holdings, the Company or any of the Opco Guarantors, any director, officer, agent, employee or other person associated with or acting on behalf of Holdings or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

           (ii) On and immediately after the Closing Date, Holdings (after giving effect to the issuance of the Holdings Notes and the Warrants and to the other Transactions) will be Solvent. As used in this paragraph, the term "Solvent" means, with respect to a particular date, that on such date (i) the fair value and present fair saleable value of the assets of Holdings, exceeds:
(x) the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of Holdings, and (y) the amount required to pay such liabilities as they become absolute and matured in the normal course of business; (ii) Holdings has the ability to pay its debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) as they become absolute and matured in the normal course of business; and (iii) Holdings does not have an unreasonably small amount of capital with which to conduct its business after giving due consideration to the prevailing practice in the industry in which Holdings is engaged. In computing the amount of such contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

           (jj) Except as described in the Private Placement Memorandum, or as contemplated by this Agreement, there are no outstanding subscriptions, rights, warrants, calls or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of, any shares of capital stock of or other equity or other ownership interest in Holdings or any of its subsidiaries.

           (kk) None of the proceeds of the sale of the Units will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Units to be considered a "purpose credit" within the meanings of Regulation T, U or X of the Board of Governors of the Federal Reserve Board.

           (ll) Neither Holdings nor any of its subsidiaries is a party to any contract, agreement or understanding, other than this Agreement, with any person that would give rise to a valid claim against Holdings or its subsidiaries or the Purchasers for a brokerage commission, finder's fee or like payment in connection with the sale of the Units.

           (mm) The Holdings Notes and the Warrants satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act.

           (nn) None of Holdings, any of its subsidiaries or any of their respective affiliates has, directly or through any agent, made any offer or sale, solicited offers to buy or otherwise negotiated in respect of any of the Holdings Notes or the Warrants or any securities of the same or similar class as the Holdings Notes or the Warrants, the result of which would cause the sale of the Holdings Notes or the Warrants to fail to be entitled to the exemption from registration afforded by Section 4(2) of the Securities Act. As used herein, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the Securities Act.

           (oo) None of Holdings, any of its subsidiaries or any of their respective affiliates or any other person acting on its or their behalf has engaged, in connection with the sale of the Units, in any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act ("Regulation D").

           (pp) Following the Transactions, there will be, other than pursuant to the requirements of the Registration Rights Agreement, the Opco Registration Rights Agreement and the Stockholders' Agreement, no securities of Holdings or its subsidiaries registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or listed on a national securities exchange or quoted in a U.S. automated inter-dealer quotation system following delisting and deregistration of the Holdings Common Stock outstanding prior to the Merger.

           (qq) No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Private Placement Memorandum has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

           (rr) Any reprogramming required to permit the proper functioning in and following the year 2000 of (i) the computer systems of Holdings and each of its subsidiaries and (ii) equipment containing embedded microchips (including systems and equipment supplied by others or with which the systems of Holdings or each of its subsidiaries interface) and the testing of all such systems and equipment, as so reprogrammed, was materially complete by October 31, 1999. The cost to Holdings and each of its subsidiaries of such reprogramming and testing and of the reasonably foreseeable consequences of the occurrence of the year 2000 to Holdings and each of its subsidiaries (including reprogramming errors and the failure of others' systems or equipment) will not result in a Material Adverse Effect. Except for the reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems of Holdings and each of its subsidiaries are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, sufficient to permit Holdings and its subsidiaries to conduct their businesses without Material Adverse Effect.

           (ss) Since the date as of which information is given in the Private Placement Memorandum, except as otherwise stated therein, (i) there has been no material adverse change or any development involving a material adverse change in the condition (financial or otherwise), earnings, business affairs, management or business prospects of Holdings and its subsidiaries, taken as a whole, whether or not arising in the ordinary course of business or (ii) Holdings and its subsidiaries have not incurred any material liability or obligation, direct or contingent, other than in the ordinary course of business or in connection with the Transactions.

        2. Purchase of the Units. (a) On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth herein, Holdings agrees to issue and sell to each of the Purchasers, severally and not jointly, and each of the Purchasers, severally and not jointly, agrees to purchase from Holdings the number of Units set forth opposite the name of such Purchaser on Schedule 1 hereto at a purchase price equal to $507.76 per Unit. Schedule 1 also sets forth for each Purchaser the principal amount at maturity of the Holdings Notes and the number of Warrants represented by the Units that such Purchaser has agreed to purchase.

           (b) Each Purchaser represents to Holdings that (i) it is either (A) an "accredited investor," within the meaning of Rule 501 promulgated by the Commission under the Securities Act or (B) a Qualified Institutional Buyer ("QIB") as defined in Rule 144A under the Securities Act ("Rule 144A"), (ii) it is acquiring the Units, the Holdings Notes and the Warrants to be purchased by it hereunder for its own account, for investment, and not with a view to or for sale in connection with any distribution thereof in violation of the registration provisions of the

Securities Act or the rules and regulations promulgated thereunder, (iii) it is aware that it must bear the economic risk of such investment for an indefinite period of time since the statutory basis for exemption from registration under the Securities Act would not be present if such representation meant merely that the present intention of such Purchaser is to hold these securities for a deferred sale or for any fixed period in the future and (iv) it can afford to bear such economic risk and can afford to suffer the complete loss of its investment hereunder. Each Purchaser acknowledges that the Holdings Notes and the Warrants are "restricted securities" under the federal securities laws, have not been registered under the Securities Act or any state securities or blue sky laws and may not be sold except pursuant to an effective registration statement thereunder or any exemption from registration under the Securities Act and applicable state securities laws. Each Purchaser further acknowledges that each Holdings Note and Warrant shall include the restrictive legend set forth below:

        "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION."

Each Purchaser further acknowledges that the Warrants and the Underlying Shares will be subject to the provisions of the Stockholders' Agreement, which agreement provides for certain restrictions on the transferability of the Warrants and the Underlying Shares and will bear such other legends as may be set forth in the Stockholders' Agreement.

           (c) It is hereby agreed that, for purposes of Treasury Regulations 1.1273-2(h), (i) the aggregate "issue price" of a Unit consisting of the $1,000 in principal amount at maturity of the Holdings Notes and 1.46367 Warrants to be purchased by the Purchasers is $492.53, (ii) the aggregate fair market value and aggregate purchase price of each Note of $1,000 principal amount at maturity is $454.49 and (iii) the aggregate fair market value and aggregate purchase price of each Warrant is $25.99. Holdings and the Purchasers agree to use the foregoing issue price, purchase prices and fair market values for U.S. federal income tax purposes with respect to this transaction (unless otherwise required by a final determination by the Internal Revenue Service or a court of competent jurisdiction).

        3. Delivery of and Payment for the Units. (a) Delivery of and payment for the Units shall be made at the offices of Wachtell, Lipton, Rosen & Katz, New York, New York, or at such other place as shall be agreed upon by the Purchasers and the Company, at 3:30 p.m., New York City time, on November 12, 1999, or at such other time or date, not later than seven full business days thereafter, as shall be agreed upon by the Purchasers and Holdings (such date and time of payment and delivery being referred to herein as the "Closing Date"). On the Closing Date, Holdings will deliver to the Purchasers certificates evidencing an aggregate of 98,473 Units consisting of $98,473,000 aggregate principal amount at maturity of the Holdings Notes duly executed and authenticated by Holdings and 144,132 Warrants duly executed by Holdings and registered in the names of the Purchasers and in the amounts set forth on Schedule 1 (and in such denominations requested by each such Purchaser not later than two business days prior to the Closing Date).

           (b) On the Closing Date, payment of the purchase price for the Units shall be made to Holdings by wire or book-entry transfer of same-day funds to such account or accounts as Holdings shall specify prior to the Closing Date or by such other means as the parties hereto shall agree prior to the Closing Date against delivery to the Purchasers of the certificates evidencing the Units. Time shall be of the essence, and delivery at the time and place specified pursuant to this Agreement is a further condition of the obligations of the Purchasers hereunder. On the Closing Date, Holdings shall deliver to each Purchaser, against payment of the purchase price therefor, certificates in definitive form representing the Holdings Notes, and Holdings shall deliver to each Purchaser, against payment of the purchase price therefor, certificates in definitive form representing the Warrants to be purchased by such Purchaser, in each case registered in such names and in such denominations as such Purchaser shall have requested not later than two business days prior to the Closing Date.

           (c) On the Closing Date, Holdings shall pay to each Purchaser or its designee, by wire transfer in same-day funds, a takedown payment equal to 3.00% of the aggregate purchase price of the Units purchased by such Purchaser on the Closing Date (or $1,500,002.76 in the aggregate) and, the extent requested to be paid on the Closing Date, all reasonable fees of and disbursements to Fried, Frank, Harris, Shriver & Jacobson, counsel to the Purchasers incurred in connection with the issuance and sale of the Holdings Notes and the Warrants.

        4. Further Agreements of Holdings. Holdings agrees with each of the
Purchasers:

           (a) at all times prior to the Closing Date, to advise the Purchasers promptly and, if reasonably requested, confirm such advice in writing, of the happening of any event which makes any statement of a material fact made in the Private Placement Memorandum untrue or which requires the making of any additions to or changes in the Private Placement Memorandum (as amended or supplemented from time to time) in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

           (b) if at any time prior to the Closing Date, any event shall occur or condition exist as a result of which it is necessary, in the opinion of counsel for the Purchasers or counsel for Holdings, to amend or supplement the Private Placement Memorandum in order that the Private Placement Memorandum will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a Purchaser, not misleading, including the fact that the Private Placement Memorandum was prepared as an offering memorandum solely for the Opco Notes, and it being acknowledged by Purchasers that the Private Placement Memorandum does not describe the Notes and Warrants or specific risks that may be associated with the purchase and ownership thereof, or if it is necessary to amend or supplement the Private Placement Memorandum to comply with applicable law relating to an offering of the Opco

Notes, to promptly prepare such amendment or supplement as may be necessary to correct such untrue statement or omission or so that the Private Placement Memorandum, as so amended or supplemented, will comply with applicable law and to deliver copies thereof to the Purchasers;

           (c) for so long as the Holdings Notes or the Warrants are outstanding and are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, to furnish to holders of the Holdings Notes or the Warrants and prospective purchasers of the Holdings Notes or the Warrants designated by such holders, upon request of such holders or such prospective purchasers, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, unless Holdings is then subject to and in compliance with Section 13 or 15(d) of the Exchange Act (the foregoing agreement being for the benefit of the holders from time to time of the Units, the Holdings Notes or the Warrants and prospective purchasers of the Units, the Notes or the Warrants designated by such holders);

           (d) except following the effectiveness of the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, not to, and to cause its affiliates not to, and not to authorize or knowingly permit any person acting on their behalf to; solicit any offer to buy or offer to sell the Notes by means of engaging in any form of general solicitation or general advertising within the meaning of Rule 502 (c) of Regulation D under the Securities Act; and not to offer, sell, contract to sell or otherwise dispose of, or negotiate in respect of, directly or indirectly, any securities of the same or similar class as the Holdings Notes or the Warrants under circumstances where such offer, sale, contract, negotiation or disposition could be integrated with the sale of the Notes and the Warrants in a manner which would cause the exemption afforded by Section 4(2) of the Securities Act to cease to be applicable to the sale of the Units as contemplated by this Agreement;

           (e) during the period from the Closing Date until two years after the Closing Date, not to, and not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Holdings Notes or the Warrants that have been reacquired by them, except for Holdings Notes and Warrants purchased by Holdings or any of its affiliates and resold in a transaction registered under the Securities Act or unless the securities bear a legend specifying the date of such resale;

           (f) not to, for so long as the Holdings Notes or the Warrants are outstanding, be or become, or be or become owned by, an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act, and to not be or become, or be or become owned by, a closed-end investment company required to be registered under the Investment Company Act, but not registered thereunder;

           (g) to do and perform all things required to be done and performed by it under this Agreement that are within its control prior to or after the Closing Date, and to use its best efforts to satisfy all conditions precedent on its part to the delivery of the Units;

           (h) not to take any action prior to the execution and delivery of the Indenture which, if taken after such execution and delivery, would have violated any of the covenants contained in the Indenture;

           (i) not to take any action prior to the Closing Date which would require the Private Placement Memorandum to be amended or supplemented pursuant to Section 4(b);

           (j) to apply the net proceeds from the sale of the Units as set forth in the Private Placement Memorandum under the heading "Summary--Sources and Uses" and "Use of Proceeds";

           (k) to cause each of Wachtell, Lipton, Rosen & Katz, Shumaker, Loop & Kendrick, LLP, Boyer, Ewing & Harris and Vinson & Elkins (allocated in accordance with the forms of opinion previously provided to the counsel for the Purchasers) to furnish to the Purchasers their written opinions, as counsel for Holdings, addressed to the Purchasers and dated as of the Closing Date, in form and substance reasonably satisfactory to the Purchasers, such opinions together to be substantially in the form set forth in Annex B hereto;

           (l) to furnish to the Purchasers a certificate, dated as of the Closing Date, of the Chief Executive Officer and Chief Financial Officer of Holdings stating that (i) such officers have carefully examined the Private Placement Memorandum, (ii) in their opinion, the Private Placement Memorandum, as of its date, did not include any untrue statement of a material fact and did not omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, including the fact that the Private Placement Memorandum was prepared as an offering memorandum solely for the Opco Notes, and it being acknowledged by Purchasers that the Private Placement Memorandum does not describe the Notes and Warrants or specific risks that may be associated with the purchase and ownership thereof, and since the date of the Private Placement Memorandum, no event has occurred which should have been set forth in a supplement or amendment to the Private Placement Memorandum so that the Private Placement Memorandum (as so amended or supplemented) would not include any untrue statement of a material fact and would not omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) as of the Closing Date, the representations and warranties of Holdings in this Agreement are true and correct in all material respects, and Holdings has complied in all material respects with all agreements and satisfied all conditions on their part to be performed or satisfied hereunder on or prior to the Closing Date and (iv) subsequent to the date of the most recent financial statements contained in the Private Placement Memorandum, there has been no material adverse change in the financial position or results of operations of Holdings and its subsidiaries, taken as a whole, or any material adverse change, or any material adverse development, in or affecting the condition (financial or otherwise), results of operations or business of Holdings and its subsidiaries, taken as a whole;

           (m) to furnish to the Purchasers, on or prior to the Closing Date, a counterpart of the Registration Rights Agreement which shall have been duly executed and delivered by Holdings;

           (n) to furnish to the Purchasers, on or prior to the Closing Date,
(i) the Indenture which shall have been duly executed and delivered by Holdings and the Trustee, and (ii) the Holdings Notes which shall have been duly executed and delivered by Holdings and duly authenticated by the Trustee;

           (o) to furnish to the Purchasers, on or prior to the Closing Date, a counterpart of the Stockholders' Agreement which shall have been duly executed and delivered by of Holdings and each other party thereto other than the Purchasers;

           (p) to furnish to the Purchasers, on or prior to the Closing Date, a counterpart of the Warrant Agreement, which shall have been duly executed and delivered by Holdings and the Purchasers, and (ii) the Warrants which shall have been duly executed and delivered by Holdings and duly countersigned by the Purchasers; and

           (q) to furnish to the Purchasers, on or prior to the Closing Date, true and complete copies of all the Transaction Documents (and all related closing documents), which shall have been duly executed and delivered by all the parties thereto, including, without limitation, the Services Agreement, the Credit Agreement and other New Credit Facilities Documents and the Supplemental Indenture.

        5. Conditions to Purchasers' Obligations. The respective obligations of the Purchasers hereunder are subject, on and as of the date hereof and the Closing Date, to the satisfaction of the following terms and conditions:

           (a) The representations and warranties of Holdings set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, as of the date hereof and as of the Closing Date as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects as of such earlier date) and the representations and warranties of Holdings set forth in this Agreement that are not qualified as to materiality shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). Holdings shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Holdings on or prior to the Closing Date. All the statements made by Holdings and its officers made in any certificates delivered pursuant hereto shall be accurate in all material respects.

           (b) No stop order suspending the sale of the Units in any jurisdiction shall have been issued and no proceeding for that purpose shall have been commenced or shall be pending or threatened.

           (c) Holdings shall have furnished to the Purchasers such certificates, opinions and other documents as are customary in connection with the closing of transactions similar to the transactions contemplated by this Agreement.

           (d) The capitalization of Holdings and its subsidiaries shall be as contemplated by the commitment letters each dated as of October 22, 1999 entered into by each of the Opco Purchasers with Fox Paine Maxxim, the commitment letter dated as of August 13, 1999 (the "Prior Commitment Letter"), among Fox Paine Maxxim, Fox Paine Circon and the GS Mezzanine Partners, L.P., as amended on October 29, 1999, and the commitment letter dated as of June 12, 1999 among Fox Paine Maxxim, The Chase Manhattan Bank and Chase Securities, Inc., as amended on September 30, 1999, and November 1, 1999 (each a "Commitment Letter" and collectively the "Commitment Letters"), except where any change to such capitalization is on terms that are not materially adverse to the Purchasers and the investment contemplated by such Commitment Letters.

           (e) Subsequent to June 13, 1999, there shall not have been any event, change, or development that constitutes a Company Material Adverse Effect (as defined in the Merger Agreement), in each case other than actions taken pursuant to or as disclosed in the Merger Agreement.

           (f) The Merger Agreement shall be in full force and effect.

           (g) (x) The issuance of the Units, the Holdings Notes and the Warrants shall be in compliance with existing law and (y) no action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the issuance or sale of the Units, the Holdings Notes or the Warrants; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance or sale of the Units, the Holdings Notes or the Warrants.

           (h) The Investors shall have previously made, or shall substantially concurrently with the sale of the Units hereunder make, payments in respect of the entire amount of the Investor Equity Contribution.

           (i) The Transactions, other than the sale of the Units, shall be consummated substantially concurrently with the sale of the Units hereunder.

        6. Termination. The obligations of the Purchasers hereunder may be terminated by the Purchasers, in their absolute discretion, by notice given to and received by Holdings prior to delivery of and payment for the Units (a) if, prior to that time, any of the events described in Section 5(g)(y) shall have occurred and be continuing or (b) at any time after December 31, 1999.

        7. Several Obligations of the Purchasers. The obligations of the Purchasers hereunder shall be several.

        8. Indemnification. (a) Holdings shall indemnify and hold harmless each Purchaser, its affiliates, officers, directors, stockholders, trustees, employees, and representatives, and each person, if any, who controls any such person within the meaning of the Securities Act or the Exchange Act (collectively referred to herein as the "Indemnitees"), from and against any and all liabilities, obligations, losses, damages, claims, and the related costs and expenses, including, without limitation, legal fees and other expenses incurred in the investigation, defense, appeal and settlement of claims, actions, suits and proceedings (collectively referred to herein as the "Indemnified Liabilities"), incurred by the Indemnitees as a result of, or arising out of or relating to the Transactions (it being understood and agreed that such Indemnified Liabilities do not include losses by the Purchaser of all or a portion of its investment in the Holding Notes and Warrants except as a result of a breach by Holdings of its obligations under this Agreement, the Warrant Agreement, the Registration Rights Agreement, the Indenture, the Warrants or the Holdings Notes (collectively, the "Unit Documents") and provided that this parenthetical shall in no way be deemed to limit or affect the rights and obligations of Holdings under the Unit Documents, otherwise than under this Section 8), including, without limitation:

                      (i) any action or failure to act by any of Holdings or any of its subsidiaries;

                      (ii) any statements or omissions made in any disclosure or other information or materials used in connection with the Transactions;
                      (iii) the execution, delivery, performance or enforcement of this Agreement, the other Transaction Documents or any other instrument or document contemplated hereby or thereby or any act, event or transaction related or attendant thereto or contemplated hereby or thereby, or any action or inaction by any Indemnitee under or in connection herewith or therewith; or

                      (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or other theory and regardless of whether any Indemnitee is a party thereto;

provided that such indemnity shall not, as to any Indemnitee, be available to the extent that (x) such Indemnified Liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or (y) such Indemnified Liabilities of a Purchaser result from disputes among such Purchaser or one or more Purchasers. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Holdings agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

           (b) The obligations of Holdings under this Section 8 shall be in addition to any liability that Holdings may otherwise have and shall survive the payment or prepayment in full or transfer of any Unit and the enforcement of any provision hereof or thereof.

        9. Additional Covenants of Holdings Regarding Information and Access, Management Rights and Syndication Assistance.

           (a) Information Rights. So long as the Purchasers and their affiliates hold Holdings Notes representing in the aggregate at least $50,000,000 principal amount due at maturity, Holdings will deliver to the Purchasers and each other holder of the Holdings Notes that is an institutional investor (i) the financial and other information required to be delivered by the Company to the Administrative Agent and the Lenders (as defined in the Credit Agreement) pursuant to clauses (a) through (g) of Section 5.01 of the Credit Agreement as in effect on the date hereof no later than the times such information is furnished or required to be furnished under said provisions,
(ii) notice of the matters referred to in Section 5.02 of the Credit Agreement as in effect on the date hereof no later than the times such notices are given to the Administrative Agent under said Section and (iii) promptly following any request therefor, such other information regarding the operations, business affairs, and financial condition of Holdings and its subsidiaries including reports and materials of the committees of the board of directors as the Purchasers may reasonably request in relation to their investment in the Units. In addition, Holdings will, and will cause its subsidiaries to, permit representatives of the Purchaser, upon reasonable prior notice, to visit and inspect the properties of, to examine and make extracts from its books and records, and to discuss its affairs, finances and conditions with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

           (b) Management Rights. So long as the Purchasers and their affiliates own Holdings Notes and Opco Notes representing in the aggregate at least $50,000,000 in principal amount at maturity:

               (i) Holdings shall cause, at the request of GS Mezzanine Partners, L.P. ("GSMP"), the establishment of one person, who shall be a managing director, officer or employee of The Goldman Sachs Group, Inc. or any of its affiliates, as a non-voting observer (a "Non-Voting Observer") to the Board of Holdings (the "Board"); it being understood that GSMP may from time to time change the designation of such Non-Voting Observer. In the event of a vacancy caused by the resignation or other cessation of service of any Non-Voting Observer, upon nomination by GSMP, Holdings shall cause the appointment of a new Non-Voting Observer nominated by Purchasers at least seven (7) days prior to the date of the next regular or special meeting of the Board. The Non-Voting Observer shall be permitted to attend meetings of the Board or each such other board or committee in person or telephonically.

               (ii) The Non-Voting Observer shall be entitled to be present at all meetings of the Board and such observer shall be notified of any meeting of any such board of directors or a committee thereof, including such meeting's time and place, in the same manner and to the same extent, if any, as directors of Holdings (and with respect to committees, who are not members of such committee) and shall have the same access to information (including any copies of all materials distributed to members of the Board) concerning the business and operations of Holdings or its subsidiaries and at the same time and to the same extent, if any, as directors of Holdings (and with respect to committees, who are not members of such committee) and shall be entitled to participate in discussions of the Board and consult with, and make proposals and furnish advice to, the board of directors or members of the committee without voting; provided, however, that Holdings shall not be under any obligation to take any action with respect to any proposals made or advice furnished by the Non-Voting Observer. The Non-Voting Observer shall have a duty of confidentiality and a duty of good faith to Holdings comparable to the analogous duties of a director of Holdings.

               (iii) At all times after an initial public offering ("IPO"), Holdings shall cause to be maintained, provided the same is available at reasonable cost, directors' and officers' liability insurance covering all directors and officers of Holdings and covering the Non-Voting Observer (regardless of whether such insurance shall be obtained prior to an IPO or after an IPO) to the same extent as that maintained for all other directors, including coverage in an amount of at least $10 million.

               (iv) Holdings shall indemnify and hold harmless, to the fullest extent permitted under the applicable law, the Non-Voting Observer to the same extent as all other directors and on terms no less favorable than under Holdings' articles of incorporation and by-laws on the date hereof.

               (v) concurrently with the Closing Date, pursuant to a letter of even date herewith in the form of Annex C hereto, the Company has provided GSMP contractual information, inspection rights and management rights with respect to the Company's Board of Directors substantially comparable to the rights granted by Holdings to GSMP hereunder.

           (c) Syndication Assistance. Following the first anniversary of the date of this Agreement, so long as the Purchasers and their affiliates hold Holdings Notes representing in the aggregate at least $50,000,000 in principal amount due at maturity:

               (i) The Company will, if reasonably requested by the Purchasers, assist the Purchasers in completing any private resale (a "Private Offering") of at least $15,000,000 of Accreted Value (as defined in the Indenture) of Holdings Notes, but in no event more than two Private Offerings and in no event more than once in any six-month period, by the Purchasers of the Holdings Notes in accordance with the Purchasers' intended method of distribution, provided that the Purchasers shall comply with all restrictions applicable to the transfer of the Holdings Notes under the Indenture and under applicable federal and state securities laws. Such assistance may, in any such case, include the following:

                     (A) using commercially reasonable efforts to ensure that
               the distribution efforts benefit materially from the Company's existing lending relationships;

                     (B) using commercially reasonable efforts to provide
               contact between the Company's senior management and advisors and prospective purchasers to enable them to conduct their due diligence investigation;

                     (C) responding to reasonable inquiries of, and providing
               answers to, each prospective purchaser who so inquires about the Company and its Subsidiaries (to the extent such information is available or can be acquired and made available to prospective purchasers without commercially unreasonable effort or expense and to the extent the provision thereof is not prohibited by applicable law or applicable confidentiality restrictions) and the terms and conditions of the applicable distribution;

                     (D) if requested by the Purchasers in connection with any
               Private Offering, using commercially reasonable efforts to prepare an offering memorandum (the "Offering Memorandum") to the extent required by paragraphs (iii) or (iv) of this Section 9(c) and other materials to be used in connection with the distribution (including assistance in completion of the Purchasers', any sales or placement agent's, if any, or in the case of an underwritten offering, the lead managers' and co-managers' reasonable due diligence review of Holdings and its subsidiaries as an aid to such preparation);

                     (E) using commercially reasonable efforts to host one or
               more meetings of prospective purchasers;

                     (F) using commercially reasonable efforts to promptly
               prepare and provide to the Purchasers (or any sales or placement agent therefor and any underwriter thereof) all information with respect to Holdings, including projections, as the Purchasers (or any sales or placement agent therefor and any underwriter thereof) may reasonably request. Any such projections made available to the Purchasers (or each placement or sales agent, if any, therefor and each underwriter, if any, thereof) by Holdings or any of its representatives will be prepared in good faith based upon reasonable assumptions; provided, however, that in no event shall Holdings be required to give any representations or warranties with respect to such projections; and

                     (G) if requested by the Purchasers, take commercially
               reasonable actions necessary to enable Standard & Poor's Rating Services, Inc. and Moody's Investors Service, Inc. to provide their respective credit ratings of the Holdings Notes;

        provided, that nothing contained in this Paragraph 9(c)(i) or paragraph 9(c)(ii) shall require Holdings or any of its subsidiaries to take any actions that would (i) unreasonably interfere with or disrupt their businesses or operations, provided that this limitation shall not limit Holdings from taking such action for more than 90 days; (ii) interfere with or disrupt any securities offering by Holdings or the Company;
        (iii) require Holdings and its subsidiaries to incur any significant expense; or (iv) require Holdings or any of its subsidiaries to provide any non-public information to any third party unless such third party shall have entered into a confidentiality agreement on terms reasonably acceptable to Holdings; or (v) result in any Private Offering being deemed a public offering under the Securities Act.

               (ii) Holdings will allow the Purchasers (or any sales or placement agent therefor or, in the case of an underwritten offering, the lead manager and co-managers thereof, in each case, as may be selected by the Purchasers and is reasonably acceptable to Holdings), in consultation with Holdings, to manage all aspects of the distribution of the Holdings Notes, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitment will be accepted, which institutions will participate, the allocations of the commitments among the prospective purchasers and the amount and distribution of fees among the prospective purchasers and sellers.

               (iii) At the request of the Purchasers, and subject to paragraph 9(c)(i), in order to facilitate the consummation of a Private Offering, Holdings will prepare and deliver to each Purchaser copies of an Offering Memorandum describing the terms of the Holdings Notes proposed to be sold and of the Private Offering contemplated by such resales and containing such other information customarily included in offering memoranda for similar transactions. The Offering Memorandum for any Private Offering will not, as of its date and as of the closing of such Private Offering, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to statements in or omissions from the Offering Memorandum made in reliance upon and in conformity with information furnished to Holdings in writing by any Purchaser expressly for use in the Offering Memorandum. Without limiting the foregoing, the Offering Memorandum for any Offering will contain all the information specified in, and meeting the requirements of, subsection (d)(4) of Rule 144A and all other applicable regulations. Prior to distributing, amending or supplementing the Offering Memorandum in connection with any Private Offering, Holdings shall furnish to the Purchasers a copy of each such proposed Offering Memorandum, or amendment or supplement thereto, and, allowing for a reasonable period of review by the Purchasers, the Company shall not distribute, use or file the Offering Memorandum or any such proposed amendment or supplement to which any Purchaser selling Holdings Notes pursuant to such Offering Memorandum may reasonably object.

               (iv) If, prior to the completion of the sale of the Holdings Notes by the Purchasers in any Private Offering, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the related Offering Memorandum in order to make the statements therein not contain a misstatement of a material fact or an omission of a material fact required to make the statements therein, in the light of the circumstances when the Offering Memorandum is delivered to a prospective purchaser and at the closing of the sale of the Holdings Notes covered thereby, not misleading or if, in the opinion of the Purchasers or counsel for the Purchasers, it is otherwise necessary to amend or supplement the Offering Memorandum to comply with applicable law, then Holdings agrees to promptly prepare, and furnish at its own expense to the Purchasers, amendments or supplements to the Offering Memorandum so that the statements in the Offering Memorandum as so amended or supplemented will not contain a misstatement of a material fact or an omission of a material fact required to make the statements therein, in the light of the circumstances when the Offering Memorandum is delivered to a prospective purchaser and at the closing of the sale of such Holdings Notes, not misleading or so that the Offering Memorandum, as amended or supplemented, will comply with applicable law.

        10. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the several Purchasers, Holdings and their respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except as provided in
Section 8 with respect to affiliates, officers, directors, stockholders, trustees, employees, representatives, agents and controlling persons of the Purchasers. Nothing in this Agreement is intended or shall be construed to give any person, other than the persons referred to in this Section 9, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

        11. Expenses. Holdings agrees, whether or not the sale of the Units hereunder or any other transactions contemplated hereby shall be consummated, to pay and hold the Purchasers harmless against any and all liability for the payment of all reasonable out-of-pocket fees and expenses arising in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, the Units, the Private Placement Memorandum and any other Transaction Documents, any other agreements, instruments or documents executed pursuant thereto or in connection therewith, and the Transactions, including, without limitation, (a) the fees and expenses of the Trustee or any paying agent (including reasonable fees and expenses of counselor to such parties), and (b) the reasonable fees and disbursements of Fried, Frank, Harris, Shriver & Jacobson, counsel to the Purchasers. Holdings agrees to pay all expenses incurred by the Purchasers (including reasonable counsel fees and disbursements) in connection with any amendment, waiver or consent requested by Holdings under or with respect to this Agreement, the Indenture or the Units, whether or not the same shall become effective. The obligations of Holdings under this Section 11 shall survive the payment for or transfer of any Unit, the enforcement of any provision hereof or thereof, any such amendments and waivers or consents. The Purchasers shall not be responsible for any fees or disbursements of the accountants or any other costs and expenses incident to the performance of the obligations of Holdings under this Agreement which are not otherwise specifically provided for in this Section 11.

        12. Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of Holdings and the Purchasers contained in this Agreement or made by or on behalf of Holdings or the Purchasers pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Units and shall remain in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of any of them or any of their respective affiliates, officers, directors, employees, representatives, agents or controlling persons.

        13. Notices, etc. All statements, requests, notices and agreements hereunder shall be in writing and delivered in person or overnight courier service, mailed by first-class mail addressed as follows or delivered via telecopy transmission:

               (a) if to the Purchasers:

               Goldman, Sachs & Co.
               85 Broad Street, 10th Floor
               New York, New York 10004
               (telecopier no.: (212) 357-5505)
               Attention: Ben Adler, Esq.

               (b) if to Holdings:

               10300 49th Street North
               Clearwater, Florida 33762
               Attention: Corporate Secretary
               (telecopier no.: 727-561-2180)

        Holdings or the Purchasers, by notice to the other party, may designate additional or different addresses for subsequent notices or communications.

        14. Definition of Terms. For purposes of this Agreement, (a) the term "business day" means any day on which the New York Stock Exchange, Inc. is open for trading, (b) the term "subsidiary" has the meaning set forth in Rule 405 under the Securities Act and (c) except where otherwise expressly provided, the term "affiliate" has the meaning set forth in Rule 405 under the Securities Act.

        15. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

        16. Submission to Jurisdiction; Waiver of Service and Venue. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the U.S. District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the Units or any other document, instrument or agreement executed or delivered in connection herewith or therewith, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement, the Units or any other document, instrument or agreement executed or delivered in connection herewith or therewith shall affect any right that the any of the parties hereto may otherwise have to bring any action or proceeding relating to this Agreement, the Units or any other document, instrument or agreement executed or delivered in connection herewith or therewith against Holdings or their properties in the courts of any jurisdiction.

           (b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, the Units or any other document, instrument or agreement executed or delivered in connection herewith or therewith in any court referred to in Section 16(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

           (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 13. Nothing in this Agreement, the Units or any other document, instrument or agreement executed or delivered in connection herewith or therewith will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

        17. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE UNITS OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHER THEORY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        18. Counterparts. This Agreement may be executed in one or more counterparts (which may include counterparts delivered by telecopier) and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

        19. Entire Agreement and Amendments. (a) This Agreement represents the entire agreement of the parties hereto and supersedes all prior agreements and understandings, oral or written, if any, relating to the transactions contemplated in this Agreement (including the Prior Commitment Letter); and (b) no amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

        20. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

        If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to us a counterpart hereof, whereupon this instrument will become a binding agreement between Holdings and the several Purchasers in accordance with its terms.

          [Signature Page to Senior Discount Notes Purchase Agreement]


                                 Very truly yours,

                                 MAXXIM MEDICAL, INC.,


                                 By: /s/ Kenneth W. Davidson
                                     -------------------------------------------
                                     Name: Kenneth W. Davidson
                                     Title: Chairman of the Board, President and
                                     Chief Executive Officer


Accepted:

GS MEZZANINE PARTNERS, L.P.
By:   GS Mezzanine Advisors, L.P.,
      its general partner
By:   GS Mezzanine Advisors, Inc.,
      its general partner


By: /s/ Melina Higgins
    ---------------------------------------
    Name: Melina Higgins
    Title:  Attorney-at-law


GS MEZZANINE PARTNERS OFFSHORE, L.P.
By:   GS Mezzanine Advisors (Cayman), L.P.,
      its general partner
By:   GS Mezzanine Advisors, Inc.,
      its general partner


By: /s/ Melina Higgins
    ---------------------------------------
    Name: Melina Higgins
    Title:  Attorney-at-law